Exhibit 10.2

LEASE AGREEMENT

          THIS LEASE (this “Lease”) is entered into as of December 31, 2004, between NIKKO MATERIALS USA, INC., an Arizona corporation (“Landlord”) and INNOVEX, INC., a Minnesota corporation (“Tenant”).

RECITALS:

          A.          Landlord, as seller, and Tenant, as purchaser, have entered into (a) that certain Real Property Purchase Agreement dated September 7, 2004 (the “Property Purchase Agreement”), whereby Tenant agreed to purchase from Landlord the real property located at 34929 Curtis Boulevard, Eastlake, Ohio more particularly described on Exhibit A attached hereto (the “Land”) and (b) that certain Equipment and Inventory Purchase Agreement dated as of September 7, 2004, as amended on December 22, 2004 (the “Equipment and Inventory Purchase Agreement”), whereby Tenant agreed to purchase from Landlord certain personal property more particularly described in the Equipment and Inventory Purchase Agreement (the “Equipment”).

          B.          The Land includes, among other things, a building consisting of approximately 110,000 square feet (the “Building”).

          C.          Pursuant to the terms and conditions of the Equipment and Inventory Purchase Agreement, Landlord desires to lease to Tenant and Tenant desires to lease from Landlord certain space in the Building where the Equipment is located.

          NOW, THEREFORE, in consideration of the mutual premises, covenants, terms and conditions herein contained and intending to be legally bound, Landlord and Tenant hereby agree as follows:

1.

Leased Space.  Landlord leases to Tenant, and Tenant accepts and leases from Landlord, under the terms and conditions of this Lease, that certain space in the Building where the Equipment is currently located, and the right to operate such Equipment, together with all necessary means of ingress and egress thereto (the “Premises”).  The use and occupancy by Tenant of the Premises is subject at all times to the use of the Building in common with Landlord without in any way unreasonably interfering with Landlord’s use and operation of the Building and to reasonable rules and regulations for the use thereof as prescribed from time to time by Landlord.  In addition, Tenant and Tenant’s customers, employees, licensees, agents and invitees will have the right to use on a non-exclusive basis the parking lot serving the Building.

2.

Term.  This Lease will commence on the date hereof and will terminate on the date of the transfer of title to the Premises from Landlord to Tenant, in accordance with the terms and provisions of the Property Purchase Agreement (the “Expiration Date”), unless the term is earlier terminated by written notice of Tenant to Landlord at any time or upon the termination of the Purchase Agreement (the “Term”).

3.	Rent. Tenant shall pay Landlord as rent the gross sum of One Dollar ($1.00) (the “Rent”) for the Term of this Lease. Landlord acknowledges receipt of the Rent.

4.

Use.  The Tenant may use the Premises for operating the Equipment in connection with manufacturing, storing and distributing flex materials.  Tenant shall comply with all laws, rules and ordinances applicable to the Premises.  The Landlord acknowledges that Tenant will list the Premises for sale immediately after the commencement of the Term of this Lease.  In connection with such efforts, Tenant may not place any sale signs on or outside the Premises and Landlord agrees to cooperate with any reasonable action to facilitate the selling of the Premises.  Landlord may access the Premises during the Term to remove any equipment owned by Landlord; provided, however, Landlord shall not remove such equipment that may be necessary for Tenant’s use and enjoyment of the Premises and Landlord shall remove such equipment in a manner to avoid any unreasonable disturbance to Tenant’s operations in the Premises.

5.

Utilities.  Landlord, at its sole cost and expense, shall supply the Premises with any and all utilities necessary for Tenant’s use and enjoyment of the Premises. If the Tenant pays for any utilities, the Landlord shall reimburse the Tenant for all such payments made on the Landlord’s behalf promptly upon presentment of the applicable utility bill.

6.

Maintenance.  Landlord shall perform, at its sole cost and expense, any and all actions necessary to keep the Premises in a neat, clean, orderly and safe condition, including normal and regular maintenance, and all necessary repairs and replacements of the Premises, and its improvements and fixtures.  Tenant will be responsible only to maintain, repair and replace its own equipment located on the Premises.

7.	Insurance.

a.

Casualty Insurance.  Landlord shall obtain, at is own expense, casualty insurance for the Premises and all improvements for the full replacement value.  Tenant may obtain, at its option, casualty insurance for its equipment located on the Premises.

b.

Landlord’s Liability Insurance.  Landlord shall procure and maintain a Commercial General Liability Insurance policy, which policy will include without limitation, coverage for bodily injury, personal injury and property damage.  The policy will have a total combined liability policy limit of at least $1,000,000.00 applying to liabilities for bodily injury, personal injury and property damage.  The policy must name Tenant as an additional insured, and will provide that the insurer will not cancel the policy except upon thirty (30) days’ prior written notice.  Landlord shall have provided Tenant with evidence of such insurance prior to the date hereof.

c.

Tenant’s Liability Insurance.  Tenant shall procure and maintain a Commercial General Liability Insurance policy, which policy will include without limitation, coverage for bodily injury, personal injury, and property damage.  The policy must have a total combined liability policy limit of at least $1,000,000.00 applying to liabilities for bodily injury, personal injury and property damage.

The policy must name Landlord as an additional insured, and will provide that the insurer will not cancel the policy except upon thirty (30) days’ prior written notice.  Tenant shall have provided Landlord with evidence of such insurance prior to the date hereof.

8.	Real Estate Taxes. Landlord shall pay all real estate taxes and installments of special assessments (the “Taxes”) due with respect to the Premises for the Term of this Lease.

9.

Assignment and Subletting.  Tenant shall not assign or in any manner encumber this Lease or its interest in or under this Lease, nor sublet the whole or any part of the Premises, nor permit any other person, either jointly with Tenant or otherwise, to use the Premises or any part thereof, without first obtaining, on each occasion, the written consent of Landlord, which consent shall not be unreasonably withheld.

10.	Alterations. Tenant shall make no alteration, addition or change in the Premises without the prior written consent of Landlord, which may not be unreasonably withheld, conditioned or delayed.

11.

Casualty and Condemnation.  If (a) the Premises are damaged by any casualty or (b) less than the entire Premises are taken under the exercise of the power of eminent domain by any competent governmental authority, and such casualty or condemnation may reasonably be repaired within ninety (90) days from the date of such casualty or condemnation (as reasonably determined by Landlord), Landlord shall, at Landlord’s expense, repair the same with all reasonable speed and will complete such repairs within ninety (90) days from the happening of such casualty or condemnation. In the event that any casualty or condemnation cannot reasonably be repaired within ninety (90) days from the happening of such destruction or damage, either Landlord or Tenant will have the right to terminate this Lease by giving written notice to the other within thirty (30) days from Landlord’s notice of Tenant of the repair estimate.  If neither party elects to terminate this Lease as provided herein, Landlord shall, at Landlord’s expense, repair the same with all reasonable speed as described herein and, if Landlord fails to repair such damage or destruction within ninety (90) days after such damage or destruction, Tenant will have the right to terminate this Lease.  In the event the entire Premises have been taken under the exercise of the power of eminent domain, this Lease will terminate as of the date of such taking.  If either the entire Premises or only a part thereof are so taken by eminent domain, any damages awarded will belong to and be the property of Landlord, except that the parties specifically agree that Tenant will be entitled to any award made for relocation of Tenant’s business, depreciation or damage to and cost of removal of Tenant’s personal property and trade fixtures, and damage to Tenant’s business due to the taking.

12.	Environmental Agreements.

a.

Landlord Obligations.  Landlord hereby agrees to pay and protect, indemnify and hold Tenant harmless from and against any and all liabilities, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgment, to the extent arising from a release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants (“Hazardous Materials”) on, in or under the Premises, to the extent such condition was identified as an environmental condition in the environmental assessments conducted pursuant to the Real Property Purchase Agreement (a “Baseline Environmental Condition”) or was caused by Landlord’s acts or omissions on the Premises or other portions of the building during the term hereof.  Landlord represents to Tenant that, to the best of its knowledge, there are no Hazardous Materials on, in or under the Premises as of the date hereof that are not used and stored in compliance with all applicable laws.

b.

Tenant Obligations.  Tenant hereby agrees to pay and protect, indemnify and hold Landlord harmless from and against any and all liabilities, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgment, to the extent arising from a release or threatened release of Hazardous Materials on, in or under the Premises or any other portion of the Building during the Term, except to the extent that such condition was identified as a Baseline Environmental Condition or was caused by Landlord’s acts or omissions during the term hereof.  Tenant hereby warrants and covenants with Landlord that Tenant’s use and occupancy of the Premises will comply with any and all local, state and federal laws, ordinances, rules, regulations and requirements regarding Tenant’s operations and the environmental condition of the Premises.  Tenant further warrants and covenants to Landlord that it will not create or permit the introduction, release or discharge from or onto the Land of any Hazardous Materials during the Term of this Lease.

c.	Survival. The covenants contained in this paragraph will survive the expiration or earlier termination of the Term of this Lease.

13.

Event of Default.  If Tenant is in default in performing any of the terms and provisions of this Lease, Landlord shall give Tenant written notice of such default, and if Tenant fails to cure such default within thirty (30) days after the date of receipt of such notice (unless such failure cannot reasonably be corrected within such 30-day period, then if Tenant has not within such period commenced in good faith to correct such failure), then and in such event Landlord will have the option of (a) curing such default on behalf of and for the account of Tenant, in which case the sum so expended by Landlord, together with interest at the maximum legal rate per annum will be deemed to be additional rent due and owing on demand, or (b) terminating this Lease by serving written notice thereof on Tenant, as well as such other rights and remedies as this Lease and the law permits.

14.

Termination of the Property Purchase Agreement.  In the event of a termination of the Property Purchase Agreement, this Lease will automatically terminate thirty (30) days after such termination, during which time, Tenant will have the right to remove the Equipment.

15.	Indemnification.

a.

Tenant hereby agrees to indemnify and hold Landlord, its contractors, employees, officers, partners and shareholders harmless from and against any and all costs, damages, claims, liabilities and expenses (including reasonable attorneys’ fees) suffered by or claimed against Landlord, resulting from Tenant’s use and occupancy of the Premises, any negligence of Tenant or its employees or contractors, or any failure of Tenant to comply with the terms of this Lease.

b.

Landlord hereby agrees to indemnify and hold Tenant, its contractors, employees, officers, partners and shareholders harmless from and against any and all costs, damages, claims, liabilities and expenses (including reasonable attorney fees) suffered by or claimed against Tenant, resulting from any negligence of Landlord or its employees or contractors, or any failure of Landlord to comply with the terms of this Lease.

16.

Miscellaneous.  There are no understandings or agreements not incorporated in this Lease, the Equipment and Inventory Purchase Agreement or the Property Purchase Agreement.  This Lease will be construed according to the laws of Ohio.  The captions in this Lease are for convenience and are not a part of this Lease.  The covenants and agreements hereof will as fully and completely bind the successors and assigns of the parties hereto as if they had been specifically mentioned in each of said covenants and agreements.  This Lease may be executed in counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

Landlord:

NIKKO MATERIALS USA, INC.

/s/ L. JOSEPH HUSS

By:	L. Joseph Huss
Its:	President and CEO

Tenant:

INNOVEX, INC.

/s/ THOMAS PAULSON

By:	Thomas Paulson
Its:	Senior Vice President and CF